                               AGL RESOURCES INC.

                         LONG-TERM INCENTIVE PLAN (1999)








                      RESTATEMENT EFFECTIVE JANUARY 1, 2002

                               AGL RESOURCES INC.

                         LONG-TERM INCENTIVE PLAN (1999)


                                   Section 1

                                PLAN INFORMATION

     1.1 Restatement. AGL Resources Inc. (the "Company") originally established
         -----------
the AGL Resources Inc. Long-Term Incentive Plan (1999) (the "LTIP"), effective as of January 1, 1999. The Board of Directors of the Company adopted the LTIP on November 5, 1998, and the shareholders approved the LTIP at the February 5, 1999 annual meeting of shareholders. At its meeting on October 30, 2001, the Board of Directors of the Company approved certain amendments to the LTIP, which are incorporated in this restatement of the LTIP. This restatement of the LTIP is effective as of January 1, 2002, contingent upon shareholder approval.

     1.2 Purpose. The LTIP encourages Eligible Employees of the Company and its
         -------
Related Companies to obtain a proprietary interest in the Company by owning its stock. The LTIP also will provide the Eligible Employees with an added incentive to continue in the employ of the Company or a Related Company and will stimulate their efforts in promoting the growth, efficiency and profitability of the Company and its Related Companies. The LTIP also may help to attract outstanding employees to the service of the Company and its Related Companies.

     1.3 Awards Available Under the LTIP. The LTIP permits Awards of Stock
         -------------------------------
Options, Restricted Stock and/or Performance Units. Stock Options consist of incentive stock options ("ISOs"), nonqualified stock options ("NQSOs") and Reload Options. The Company intends that ISOs granted under the LTIP qualify as incentive stock options under Code ss.422. NQSOs are options that do not qualify as ISOs and are subject to taxation under Code ss.83. Awards of Restricted Stock and/or Performance Units are subject to taxation under Code ss.83.

     1.4 Term of the LTIP. Unless terminated by the Company, the LTIP will
         ----------------
remain in effect until the tenth anniversary of the earlier of the date the Board adopted the LTIP or the shareholders approved the LTIP. If the LTIP is terminated earlier, then it will remain in effect as long as any Awards are outstanding.

     1.5 Operation, Administration and Definitions. The operation and
         -----------------------------------------
administration of the LTIP is subject to the provisions of this plan document. Capitalized terms used in the LTIP are defined in Section 2 below or may be defined within the LTIP.


                                   Section 2

                                PLAN DEFINITIONS

     For purposes of the LTIP, the terms listed below are defined as follows:

     2.1 "1933 Act" means the Securities Act of 1933, as amended.
          --------

     2.2 "1934 Act" means the Securities Exchange Act of 1934, as amended.
          --------

     2.3 "Agreement" means a Performance Unit Agreement, Restricted Stock
          ---------
Agreement or Stock Option Agreement, as applicable, the terms and conditions of which have been established by the Committee.

     2.4 "Award" means any award or benefit granted to any Participant under the
          -----
LTIP, including, without limitation, the grant of Stock Options and the award of Restricted Stock and/or Performance Units.

     2.5 "Board" means the Board of Directors of the Company.
          -----

     2.6 "Change of Control" means that:
          -----------------

          (a) any "person" as defined in Section 3(a)(9) of the 1934 Act, and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in
     Section 13(d) of the 1934 Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), of securities of the Company representing 10% or more of the combined voting power of the Company's then outstanding securities (unless the event causing the 10% threshold to be crossed is an acquisition of securities directly from the Company); or

          (b) the shareholders of the Company approve any merger or other business combination of the Company, sale of 50% or more of the Company's assets or combination of the foregoing transactions (the "Transactions") other than a Transaction immediately following which the shareholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction owns at least 80% of the voting power, directly or indirectly, of (i) the surviving corporation in any such merger or other business combination; (ii) the purchaser of the Company's assets; (iii) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (iv) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be; or

          (c) within any twenty-four month period, the persons who were directors immediately before the beginning of such period (the "Incumbent Directors") cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period will be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has entered into an agreement to effect a Change of Control or expressed an intent to cause such a Change of Control).

     2.7 "Code" means the Internal Revenue Code of 1986, as amended. A reference
          ----
to any provision of the Code includes reference to any successor provision of the Code.

     2.8 "Common Stock" means the common stock, $5.00 par value per share, of
          ------------
the Company.

     2.9 "Company" means AGL Resources Inc.
          -------

     2.10 "Effective Date" means January 1, 2002 with regard to this restatement
           --------------
of the LTIP, subject to shareholder approval. The LTIP was originally effective as of January 1, 1999.

     2.11 "Eligible Employee" means any common law key employee of the Company
           -----------------
or a Related Company who is actively employed at the time Awards are made. However, only employees of the Company and any "parent" or "subsidiary" of the Company (as those terms are defined in Code ss.424) are eligible to receive ISOs.

     2.12 "Exercise Price" means the purchase price of the shares of Common
           --------------
Stock underlying a Stock Option.

     2.13 "Fair Market Value" means, as of any date of determination, the most
           -----------------
recent closing price per share of the Common Stock as published in the Eastern Edition of The Wall Street Journal report on the New York Stock Exchange Composite Transactions (or other established exchange on which the Common Stock is listed).

     2.14 "Incentive Stock Option" or "ISO" means an incentive stock option
           ----------------------      ---
within the meaning of Codess.422(b).

     2.15 "LTIP" means this AGL Resources Inc. Long-Term Incentive Plan (1999).
           ----

     2.16 "Nonqualified Stock Option" or "NQSO" means an option, which is not an
           -------------------------      ----
incentive stock option within the meaning of Code ss.422(b).

     2.17 "Optionee" means an Eligible Employee who is granted a Stock Option.
           --------

     2.18 "Participant" means an Optionee or a Recipient.
           -----------

     2.19 "Performance Unit" means an award of the right, subject to such
           ----------------
conditions, restrictions and contingencies as the Committee determines, to receive one share of Common Stock in the future.

     2.20 "Performance Unit Agreement" means a written agreement signed and
           --------------------------
dated by the Committee and a Recipient that specifies the terms and conditions of an Award of Performance Units.

     2.21 "Pricing Date" means the date on which a Stock Option is granted.
           ------------
However, the Committee may specify as the Pricing Date in the Option Agreement of an NQSO the date on which the Optionee is hired or promoted (or some similar event).

     2.22 "Recipient" means an Eligible Employee who is awarded Restricted Stock
           ---------
or Performance Units.

     2.23 "Related Company" means any member within the Company's controlled
           ---------------
group of corporations, as that term is defined in Code ss.1563(a).

     2.24 "Reload Option" means a Stock Option granted to an Optionee who
           -------------
exercises a previously-held Stock Option by tendering Common Stock for part or all of the Exercise Price, pursuant to the provisions of Section 6.7 of the LTIP.

     2.25 "Reporting Person" means an Eligible Employee who is subject to the
           ----------------
reporting requirements of Section 16 of the 1934 Act.

     2.26 "Restricted Stock" means an Award of Common Stock subject to such
           ----------------
conditions, restrictions and contingencies as the Committee determines.

     2.27 "Restricted Stock Agreement" means a written agreement signed and
           --------------------------
dated by the Committee and a Recipient that specifies the terms and conditions of an Award of Restricted Stock.

     2.28 "Stock Option" means an ISO, NQSO or Reload Option, as applicable,
           ------------
granted to an Eligible Employee under the LTIP.

     2.29 "Stock Option Agreement" means a written agreement signed and dated by
           ----------------------
the Committee and an Optionee that specifies the terms and conditions of an Award of a Stock Option or Reload Option.


                                   Section 3

                               PLAN ADMINISTRATION

     3.1 Administration. The Compensation Committee of the Board of Directors of
         --------------
the Company (the "Committee") will control and manage the operation and administration of the LTIP.

          (a) The Committee may make one or more Awards under the LTIP to an Eligible Employee, who will become a Participant in the LTIP. In addition, the Committee may make one or more Awards (other than grants of ISOs) to an individual who has accepted an offer of employment from the Company or one of its Related Companies but who has not yet become an Eligible Employee; provided, that the Committee will subject such Award(s) to appropriate restrictions in the event that such individual does not become an Eligible Employee. The Committee will decide to whom and when to grant an Award, the type of Award that it will grant and the number of shares of Common Stock covered by the Award. The Committee also will decide the terms, conditions, performance criteria, restrictions and other provisions of the Award. The Committee may grant a single Award or an Award in combination with another Award(s) to a Participant. In making Award decisions, the Committee may take into account the nature of services rendered by the Eligible Employee, the Eligible Employee's present and potential contribution to the Company's success and such other factors as the Committee, in its sole discretion, deems relevant.

          (b) In accordance with Section 5 of the LTIP, the Committee will decide whether and to what extent Awards under the LTIP will be structured to conform with Code ss.162(m) requirements applicable to performance-based compensation. The Committee may take any action, establish any procedures and impose any restrictions that it finds necessary or appropriate to conform with Code ss.162(m). If every member of the Committee does not meet the definition of "outside director" as defined in Code ss.162(m), the Committee will form a subcommittee of those members who do meet that definition, and that subcommittee will have all authority and discretion to act as the Committee to make Awards that conform with Code ss.162(m).

          (c) The Committee will interpret the LTIP, establish and rescind any rules and regulations relating to the LTIP, decide the terms and provisions of any Agreements made under the LTIP, and determine how to administer the LTIP. The Committee also will decide administrative methods for the exercise of Stock Options. Each Committee decision will be final, conclusive and binding on all parties.

          (d) The Committee will act by a majority of its then members at a meeting of the Committee or by unanimous written consent. The Committee will keep adequate records concerning the LTIP and the Committee's proceedings and acts in such form and detail as the Committee may decide.

     3.2 Delegation by Committee. Unless prohibited by applicable law or the
         -----------------------
applicable rules of a stock exchange, the Committee may allocate all or some of its responsibilities and powers to any one or more of its members. The Committee also may delegate all or some of its responsibilities and powers to any person or persons it selects. The Committee may revoke any such allocation or delegation at any time. The Committee delegates to the Company's Corporate Secretary the authority to document any and all grants and awards made by the Committee under the LTIP.

     3.3 Information to be Furnished to Committee. In order for the Committee to
         ----------------------------------------
discharge its duties, it may require the Company, its Related Companies, Participants and other persons entitled to benefits under the Plan to provide it with certain data and information.

     3.4 Indemnification. In addition to such other rights of indemnification
         ---------------
that they have as members of the Board or the Committee, the Company will indemnify the members of the Committee, to the extent permitted by applicable law, against reasonable expenses (including, without limitation, attorney's fees) actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the LTIP or any Award awarded hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the articles of incorporation or the bylaws of the Company relating to indemnification of the members of the Board) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to such matters as to which it is adjudged in such action, suit or proceeding that such Committee member or members did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company.


                                   Section 4

                            STOCK SUBJECT TO THE PLAN

     4.1 Stock Subject to Awards.
         -----------------------

     Stock subject to Awards and other provisions of the LTIP will consist of the following:

          (a) authorized but unissued shares of Common Stock;

          (b) shares of Common Stock held by the Company in its treasury; or

          (c) shares of Common Stock purchased by the Company in the open market.

     4.2 Shares of Common Stock Subject to Awards.
         ----------------------------------------

          (a) Subject to adjustment in accordance with the provisions of Section 9, the maximum number of shares of Common Stock that may be issued under the LTIP will be 5,500,000 shares of Common Stock, plus an annual increase as of each January 1 (commencing on January 1, 2003) equal to two percent (2%) of the shares of Common Stock outstanding on the immediately preceding December 31; provided that no more than 5,500,000 shares may be issued under ISOs.

          (b) The number of shares of Common Stock subject to Awards which are forfeited, canceled or expired without the issuance of Common Stock shall again be available for issuance pursuant to new Awards made under the LTIP.


                                   Section 5

                         PERFORMANCE-BASED COMPENSATION

     5.1 Performance-Based Compensation. The Committee may, in its sole
         ------------------------------
discretion, make Awards to Participants intended to comply with the "performance-based" compensation requirements of Code ss.162(m). Vesting of such Awards will be determined based on the attainment of objective written performance goals for a performance period. The performance goal will state, in terms of an objective formula or standard, the method for computing the vesting of the Award if the goal is attained. The performance goals must be established by the Committee in writing no later than 90 days after the commencement of the performance period or, if less, the number of days which is equal to 25% of the relevant performance period. Performance goals will be based on the attainment of one or more performance measures. To the degree consistent with Code ss.162(m), the performance goals may be calculated without regard to extraordinary items.

     5.2 Performance Measures. Performance measures may include the following:
         --------------------
(i) earnings before interest expense, taxes, depreciation and amortization ("EBITDA"); (ii) earnings before interest expense and taxes ("EBIT"); (iii) net earnings; (iv) net income; (v) operating income; (vi) earnings per share; (vii) book value per share; (viii) return on shareholders' equity; (ix) capital expenditures; (x) expenses and expense ratio management; (xi) return on investment; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) profit margins; (xv) stock price;
(xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow;
(xx) working capital; (xxi) return on assets; (xxii) economic value added; and (xxiii) gross or net profit. Performance measures may relate to the Company and/or one or more of its subsidiaries, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee determines.

     5.3 Additional Requirements. For Awards under this Section 5 to constitute
         -----------------------
performance-based compensation under Code ss.162(m), the material terms of the performance goal attributable to such Award must be disclosed to and subsequently approved by the Company's shareholders before any compensation attributable to such Award is paid. The Committee must certify in writing prior to the payment of performance-based compensation attributable to Awards of Restricted Stock and/or Performance Units that the performance goals applicable to such Awards, as well as any other material terms applicable to such Awards, were satisfied. Such written certification may include the approved minutes of the Committee meeting in which the certification is made.

                                   Section 6

                                  STOCK OPTIONS

     6.1 Stock Option Agreement. When the Committee grants a Stock Option under
         ----------------------
the LTIP, it will prepare (or cause to be prepared) a Stock Option Agreement that specifies the following terms:

          (a) the name of the Optionee;

          (b) the total number of shares of Common Stock to which the Stock Option pertains;

          (c) the Exercise Price of the Stock Option;

          (d) the date as of which the Committee granted the Stock Option;

          (e) the type of Stock Option granted;

          (f) the requirements that must be met for the Stock Option to first become exercisable;

          (g) whether Reload Options are available with respect to the Stock Option and if so, any limitations on the granting of or number of successive Reload Options that may be granted with regard to the Stock Option and any Reload Options under the Stock Option; and

          (h) the expiration date of the Stock Option.

     6.2 Maximum Award Per Year. Subject to adjustment in accordance with
         ----------------------
Section 9 of the LTIP, no more than 750,000 shares of Common Stock may be made subject to Stock Options granted during a calendar year to any one Eligible Employee.

     6.3 Exercise Price.
         --------------

          (a) The Exercise Price of each Stock Option will not be less than 100% of the Fair Market Value of a share of Common Stock as of the Pricing Date (110% of the Fair Market Value of a share of Common Stock as of the Pricing Date for an ISO optionee who owns more than ten percent of the voting power of all classes of stock of either the Company or any "parent" or "subsidiary" of the Company as defined in Code Section 424).

          (b) Notwithstanding any other provision of the LTIP to the contrary (other than the provisions of Section 9.1 relating to adjustments due to certain corporate transactions), (i) the Exercise Price of a Stock Option may not be changed subsequent to the date of grant of the Stock Option, and
     (ii) a Stock Option may not be repriced subsequent to its date of grant by replacing, regranting or canceling the Stock Option.

     6.4 Exercisability.
         --------------

          (a) General Schedule. Each Stock Option will become exercisable
              ----------------
     according to the schedule set forth in the applicable Stock Option Agreement; provided, however, that the Committee will always have the authority to accelerate the exercisability of any Stock Option granted under the LTIP.

          (b) Accelerated Exercisability. In the event of an Optionee's
               --------------------------
     termination of employment with the Company and all Related Companies under one of the following conditions, any outstanding Stock Options will become immediately exercisable:


               (i) death;

               (ii) disability (as determined by the Committee in its sole discretion); or

               (iii) retirement under the terms of the AGL Resources Inc. Retirement Plan or any other retirement plan approved by the Board for that purpose.

     In addition, any outstanding Stock Option will become immediately exercisable upon a Change of Control of the Company.

     6.5 Expiration Date.
         ---------------

          (a) Original Expiration Date. Unless the Committee specifies otherwise
              ------------------------
     in the Stock Option Agreement, subject to section (b) below, the term of a Stock Option granted under the LTIP begins on the date of grant and ends ten years after the date of grant (or five years from the date of grant for an ISO optionee who owns more than ten percent of the voting power of all classes of stock of either the Company or any "parent" or "subsidiary" of the Company as defined in Code ss.424).

          (b) Accelerated Expiration Date. Unless the Committee specifies
              ---------------------------
     otherwise in the Stock Option Agreement, a Stock Option granted under the LTIP will expire upon the earliest to occur of the following:

               (i) The original expiration date of the Stock Option;

               (ii) Death. The one-year anniversary of the Optionee's death;
                    -----

               (iii) Disability. The one-year anniversary of the Optionee's
                     ----------
          termination of employment with the Company and all Related Companies due to disability (as determined by the Committee in its sole discretion);

               (iv) Retirement. The one-year anniversary of the Optionee's
                    ----------
          termination of employment with the Company and all Related Companies due to retirement under the terms of the AGL Resources Inc. Retirement Plan or any other retirement plan approved by the Board for that purpose (provided, that if all or part of an ISO is not exercised within three months after the Optionee's retirement, the unexercised portion thereof will automatically become an NQSO for the remainder of the one-year period); or

               (v) Termination of Employment. The date of the Optionee's
                   -------------------------
          termination of employment with the Company and all Related Companies for any reason other than death, disability or retirement (as described above); provided, that if the Optionee's termination of employment is due to a layoff, office or operation closing, or other involuntary severance by the Company or Related Company (except for performance reasons), then the date sixty (60) days following the date of the Optionee's termination of employment.

     The Committee will always have the authority and discretion to extend the Expiration Date of any Stock Option as long as the extended Expiration Date is not later than the Original Expiration Date. If the Committee extends the Expiration Date of an ISO beyond any legal period for ISO tax treatment, then the ISO will automatically convert to an NQSO for the remainder of the extended exercise period.

     6.6 Terms of Stock Option Exercise. Unless the Committee specifies
         ------------------------------
otherwise in the Stock Option Agreement, an Optionee may exercise a Stock Option for less than the full number of shares of Common Stock subject to the Stock Option. However, such exercise may not be made for less than 100 shares or the total remaining shares subject to the Stock Option. The Committee may in its discretion specify other Stock Option terms, including restrictions on frequency of exercise and periods during which Stock Options may not be exercised.

     6.7 Payment of Exercise Price. The Optionee must pay the full Exercise
         -------------------------
Price for shares of Common Stock purchased upon the exercise of any Stock Option at the time of such exercise by one of the following forms of payment:

          (a) cash;

          (b) by tendering unrestricted shares of Common Stock, which have a Fair Market Value equal to the Exercise Price. The Optionee must have held the tendered shares of Common Stock for at least six months before their tender. The Optionee may tender shares of Common Stock either by attestation or by the delivery of a certificate or certificates for shares duly endorsed for transfer to the Company, and if required, with medallion level signature guarantee by a member firm of a national stock exchange, by a national or state bank, or by the Company's credit union (or guaranteed or notarized in such other manner as the Committee may require);

          (c) broker-assisted cashless exercise; or

          (d) any combination of the above forms or any other form of payment permitted by the Committee.

     6.8 Reload Options. When the Committee grants a Stock Option, it will
         --------------
designate in the Stock Option Agreement whether a Reload Option accompanies such Stock Option and any limitations that will apply to the granting of the Reload Option or the number of successive Reload Options. The Committee, in its discretion, may grant one or more successive Reload Options to an Optionee who pays all or a portion of the Exercise Price of a Stock Option with shares of Common Stock. Notwithstanding the terms of any Stock Option, the Committee will grant Reload Options only to Participants who are actively employed by the Company or a Related Company at the time the grant is to be made. If the Committee has designated a Stock Option as having an accompanying Reload Option, the Committee will grant a Reload Option for the same number of shares as is tendered in payment of the Exercise Price (but not for shares tendered for tax or other withholding obligations) upon exercise of the Stock Option. The Reload Option will have the same terms and conditions as the related original Stock Option, including the expiration date of the original Stock Option, except that
(i) the Exercise Price for a Reload Option will be the Fair Market Value of the Common Stock as of the date of grant of such Reload Option, and (ii) the Reload Option will become fully exercisable six months after its date of grant (except as may be limited by ISO limitations).

     6.9 Transferability. Unless the Committee specifies otherwise in the Stock
         ---------------
Option Agreement, an Optionee may transfer Stock Options under the LTIP only by will or by the laws of descent and distribution. After the death of an Optionee, only the executor or administrator of the Optionee's estate may exercise an outstanding Stock Option.

     6.10 Rights as a Shareholder. An Optionee will first have rights as a
          -----------------------
shareholder of the Company with respect to shares of Common Stock covered by a Stock Option only when the Optionee has paid the Exercise Price in full and the shares have been issued to the Optionee.


                                   Section 7

                                RESTRICTED STOCK

     7.1 Restricted Stock Agreement. When the Committee awards Restricted Stock
         --------------------------
under the LTIP, it will prepare (or cause to be prepared) a Restricted Stock Agreement that specifies the following terms:

          (a) the name of the Recipient;

          (b) the total number of shares of Common Stock to which the Award of Restricted Stock pertains;

          (c) the manner in which the Restricted Stock will become vested and nonforfeitable and a description of any restrictions applicable to the Restricted Stock; and

          (d) the date as of which the Committee awarded the Restricted Stock.

     7.2 Maximum Award Per Year. Subject to adjustment in accordance with
         ----------------------
Section 9 of the LTIP, no more than 50,000 shares of Restricted Stock may be awarded during a calendar year to any one Eligible Employee.

     7.3 Vesting. Restricted Stock will become vested and nonforfeitable in
         -------
accordance with the vesting schedule and/or vesting requirements set forth in the applicable Restricted Stock Agreement. The Committee may determine, in accordance with Section 5 of the LTIP, whether such vesting schedule and/or vesting requirements will conform with the requirements applicable to performance-based compensation under Code ss.162(m). Restricted Stock will become immediately vested and nonforfeitable upon a Change of Control of the Company. In addition, the Committee will always have the authority to accelerate vesting of any Restricted Stock awarded under this LTIP.

     7.4 Termination of Employment. Unless the Committee decides otherwise, all
         -------------------------
shares of Restricted Stock which remain subject to restriction upon the Recipient's termination of employment for any reason (including death, disability or retirement under the terms of the AGL Resources Inc. Retirement Plan or any other retirement plan approved by the Board for that purpose) will be forfeited as of the date of such termination of employment.

     7.5 Delivery of Restricted Stock. The Company will issue the shares of
         ----------------------------
Restricted Stock within a reasonable period of time after execution of the Restricted Stock Agreement. As long as any restrictions apply to the Restricted Stock, the shares of Restricted Stock shall be held by the Committee in uncertificated form in a restricted account.

     7.6 Transferability. Unless the Committee specifies otherwise in the
         ---------------
Restricted Stock Agreement, a Recipient may not sell, exchange, transfer, pledge, hypothecate or otherwise dispose of shares of Restricted Stock awarded under this LTIP while such shares are still subject to restriction.

     7.7 Effect of Restricted Stock Award. Upon issuance of the shares of the
         --------------------------------
Restricted Stock, the Recipient will have immediate rights of ownership in the shares of Restricted Stock, including the right to vote the shares and the right to receive dividends with respect to the shares.


                                   Section 8

                                PERFORMANCE UNITS

     8.1 Performance Unit Agreement. When the Committee awards Performance Units
         --------------------------
under the LTIP, the Committee will prepare (or cause to be prepared) a performance unit agreement that specifies the following terms:

          (a) the name of the Recipient;

          (b) the total number of Performance Units awarded;

          (c) the manner in which the Performance Units will become vested and nonforfeitable;

          (d) the date as of which the Committee awarded the Performance Units; and

          (e) whether the awarded Performance Units are eligible for dividend credit (as provided in Section 8.4 hereof).

     8.2 Maximum Award Per Year. Subject to adjustment in accordance with
         ----------------------
Section 9 of the LTIP, no more than 400,000 Performance Units may be awarded during a calendar year to any one Eligible Employee.

     8.3 Performance Unit Account. When the Committee awards Performance Units
         ------------------------
under the LTIP, the Company will establish a bookkeeping account for the Recipient, which will accurately reflect the number of Performance Units awarded to the Recipient.

     8.4 Dividends. On each date on which a dividend is distributed by the
         ---------
Company on shares of Common Stock (whether paid in cash, Common Stock or other property), if a Performance Unit has been designated as eligible for dividend credit in the Performance Unit Agreement, the Recipient's Performance Unit Account will be credited with an additional whole or fractional number of Performance Units. The number of additional Performance Units to be credited will be determined by dividing the product of the dividend value times the number of Performance Units standing in the Recipient's account on the dividend record date by the Fair Market Value of the Common Stock on the date of the distribution of the dividend (i.e., dividend amount x number of whole and fractional Performance Units as of the dividend record date / Fair Market Value of Common Stock as of dividend distribution date). Accounts will be maintained and determinations will be calculated to three decimal places.

     8.5 Vesting. Performance Units will become vested and nonforfeitable in
         -------
accordance with the vesting schedule and/or vesting requirements set forth in the applicable Performance Unit Agreement.

The Committee may determine, in accordance with Section 5 of the LTIP, whether such vesting schedule and/or vesting requirements will conform with the requirements applicable to performance-based compensation under Code ss.162(m). Unless otherwise specified in the Performance Unit Agreement, Performance Units will become immediately vested and nonforfeitable upon a Change in Control of the Company at the "target level," as prorated on a daily basis based on the completed portion of any applicable performance period as of the date of the Change in Control. In addition, the Committee will always have the authority to accelerate vesting of any Performance Units awarded under this LTIP.

     8.6 Termination of Employment. Unless otherwise specified by the Committee,
         -------------------------
unvested Performance Units will be forfeited as of the date of the Recipient's termination of employment for any reason (including death, disability or retirement under the terms of the AGL Resources Inc. Retirement Plan or any other retirement plan approved by the Board for that purpose).

     8.7 Delivery of Common Stock. Upon vesting, Performance Units will be
         ------------------------
converted into Common Stock and the Common Stock will be issued to the Recipient within a reasonable period of time. Upon issuance of the Common Stock to the Recipient, the Recipient of a Performance Unit Award will have immediate rights of ownership in the shares of Common Stock, including the right to vote the shares and the right to receive dividends with respect to the shares.

     8.8 Transferability. A Recipient may not sell, exchange, transfer, pledge,
         ---------------
hypothecate or otherwise dispose of Performance Units awarded under this LTIP.

     8.9 Waiver of Restrictions. The Committee may elect, in its sole
         ----------------------
discretion, to waive any or all restrictions with respect to an award of Performance Units.


                                   Section 9

                                 PLAN OPERATION

     9.1 Certain Corporate Transactions.
         ------------------------------

          (a) Recapitalization. If the Company is involved in a corporate
              ----------------
     transaction or any other event which effects the Common Stock (including, without limitation, any recapitalization, reclassification, reverse or forward stock split, stock dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares), then the Committee may, in its discretion, adjust Awards to preserve the benefits or potential benefits of the Awards as follows:

               (i) the Committee may take action to adjust the number and kind of shares of Common Stock that are issuable under the LTIP;

               (ii) the Committee may take action to adjust the number and kind of shares of Common Stock subject to outstanding Awards;

               (iii) the Committee may take action to adjust the Exercise Price of outstanding Stock Options; and

               (iv) the Committee may make any other equitable adjustments.

     Only whole shares of Common Stock will be issued in making the above adjustments. Further, the number of shares available under the LTIP or the number of shares of Common Stock subject to any outstanding Awards will be the next lower number of shares, so that fractions are rounded downward. Any adjustment to or assumption of ISOs under this Section will be made in accordance with Code ss.424. If the Company issues any rights or warrants to subscribe for additional shares pro rata to holders of outstanding shares of the class or classes of stock then set aside for the LTIP, then each Optionee will be entitled to the same rights or warrants on the same basis as holders of outstanding shares with respect to such portion of the Optionee's Stock Option as is exercised on or prior to the record date for determining shareholders entitled to receive or exercise such rights or warrants.

          (b) Reorganization. If the Company is part of any reorganization
              --------------
     involving merger, consolidation, acquisition of the Common Stock or acquisition of the assets of the Company, the Committee, in its discretion, may decide that:

               (i) any or all outstanding Awards granted under the LTIP will pertain to and apply, with appropriate adjustment as determined by the Committee, to the securities of the resulting corporation to which a holder of the number of shares of the Common Stock subject to each such Award would have been entitled;

               (ii) any or all outstanding Stock Options granted under the LTIP will become immediately fully exercisable (to the extent permitted under federal or state securities laws);

               (iii) any or all outstanding Stock Options granted under the LTIP will become immediately fully exercisable (to the extent permitted under federal or state securities laws) and will be terminated after giving at least 30 days' notice to the Participants to whom such Stock Options have been granted; and/or

               (iv) any or all awards of Restricted Stock and/or Performance Units hereunder will become immediately fully vested and nonforfeitable.

          (c) Limits on Adjustments. Any issuance by the Company of stock of any
              ---------------------
     class other than the Common Stock, or securities convertible into shares of stock of any class, will not affect, and no adjustment by reason thereof will be made with respect to, the number or price of shares of the Common Stock subject to any Stock Option, except as specifically provided otherwise in this LTIP. The grant of Awards under the LTIP will not affect in any way the right or authority of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate or dissolve, or to liquidate, sell or transfer all or any part of its business or assets. All adjustments the Committee makes under this LTIP will be conclusive.

     9.2 Compliance with Other Laws and Regulations. Distribution of shares of
         ------------------------------------------
Common Stock under the LTIP will be subject to the following:

          (a) Notwithstanding any other provision of the LTIP, the Company will not be required to issue any shares of Common Stock under the LTIP unless such issuance complies with all applicable laws (including, without limitation, the requirements of the 1933 Act and Section 16 of the 1934
     Act) and the applicable requirements of any securities exchange or similar entity. For Reporting Persons, the Company believes that the LTIP and all transactions under the LTIP comply with all applicable conditions of Rule 16b-3 under the 1934 Act. If any provision of the LTIP, or action by the Committee, fails to so comply, then the Committee will declare such provision or action null and void ab initio.

          (b) When the LTIP provides for issuance of Common Stock, the Company may issue shares of Common Stock on a noncertificated basis as long as it is not prohibited by applicable law or the applicable rules of any stock exchange.

          (c) The Company may require a Participant to submit evidence that the Participant is acquiring shares of Common Stock for investment purposes.

     9.3 Tax Withholding. The Participant must pay to the Company an amount
         ---------------
necessary to cover minimum required income tax and other withholdings before the Company will issue Common Stock under the LTIP. The Participant may satisfy the withholding requirements by any one or combination of the following methods:

          (a) cash; or

          (b) withholding shares of Common Stock which are otherwise issuable as part of the Award.

     9.4 Limitation of Implied Rights. The LTIP is not a contract of employment.
         ----------------------------
An Eligible Employee selected as a Participant will not have the right to be retained as an employee of the Company or any Related Company and will not have any right or claim under the LTIP, unless such right or claim has specifically accrued under the terms of the LTIP.

     9.5 Conditions of Participation in the LTIP. When the Committee makes an
         ---------------------------------------
Award, it will require a Participant to enter into an Agreement in a form specified by the Committee, agreeing to the terms and conditions of the Award and to such additional terms and conditions, not inconsistent with the terms and conditions of the LTIP, as the Committee may, in its sole discretion, prescribe. If there is a conflict between any provision of an Agreement and the LTIP, the LTIP will control.

     9.6 Evidence. Anyone required to give evidence under the LTIP may give such
         --------
evidence by certificate, affidavit, document or other information which the person acting on the evidence considers pertinent, reliable and signed, made or presented by the proper party or parties.

     9.7 Amendment and Termination of the LTIP and Agreements. The Board may
         ----------------------------------------------------
amend or terminate the LTIP at any time. No such amendment or termination will adversely affect, in any way, the rights of individuals who have outstanding Awards unless such individuals consent to such amendment or termination. The Committee may amend any Agreement which it previously has authorized under the LTIP if the amended Agreement is signed by the Company and the applicable Participant.

     9.8 Action by Company or Related Company. The board of directors of the
         ------------------------------------
Company or any Related Company will take any action required or permitted to be taken by resolution.

     9.9 Gender and Number; Headings. Words in any gender will include any other
         ---------------------------
gender, words in the singular will include the plural and the plural will include the singular. The headings in this LTIP are for convenience of reference. Headings are not a part of the LTIP and will not be considered in the construction of the LTIP.

     9.10 Legal References. Any reference in this LTIP to a provision of law
          ----------------
which is later revised, modified, finalized or redesignated, will automatically be considered a reference to such revised, modified, finalized or redesignated provision of law.

     9.11 Notices. In order for a Participant or other individual to give notice
          -------
or other communication to the Committee, the notice or other communication will be in the form specified by the Committee and delivered to the location designated by the Committee in its sole discretion.

     9.12 Governing Law. The LTIP is governed by and will be construed in
          -------------
accordance with the laws of the State of Georgia.



          ORIGINALLY ADOPTED BY BOARD OF DIRECTORS ON NOVEMBER 5, 1998
             ORIGINALLY APPROVED BY SHAREHOLDERS ON FEBRUARY 5, 1999
          RESTATEMENT ADOPTED BY BOARD OF DIRECTORS ON OCTOBER 30, 2001
        RESTATEMENT TO BE APPROVED BY SHAREHOLDERS ON FEBRUARY ___, 2002